CERTIFICATE OF TRUST

OF

NORTHERN LIGHTS VARIABLE TRUST

This Certificate of Trust ("Certificate"), executed by the undersigned trustee, is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the “Act”) and sets forth the following:

1.     The name of the trust is: Northern Lights Variable Trust (the “Trust”).

2.     The business address of the registered office of the Trust and of the registered agent of the Trust is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

3.     This Certificate is effective upon filing.

4.      The Trust is a Delaware business trust to be registered under the Investment Company Act of 1940, as amended. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

IN WITNESS WHEREOF, the undersigned, being the initial Trustee, has executed this Certificate on this 2nd day of November 2005.

_/s/Michael Miola_________________

Michael Miola

Sole Trustee